EXHIBIT 99.1
EZCORP LOWERS EARNINGS GUIDANCE
AUSTIN, Texas (June 11, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it is revising its earnings expectations for its fiscal 2009 third quarter and fiscal year. EZCORP is reducing its earnings per share expectations for the quarter ending June 30, 2009 to a range of $0.29 to $0.31 from previously provided guidance of approximately $0.34. This would be 16% to 24% greater than the $0.25 earnings per share reported for the quarter ended June 30, 2008. EZCORP is also revising its earnings per share expectations for its fiscal fourth quarter to a range of $0.41 to $0.43, down from previously provided guidance of $0.46 to $0.48. This results in full-year expectations in the range of $1.40 to $1.44, compared to previously provided guidance of $1.50 to $1.52 for fiscal 2009. This would still constitute a 16% to 19% increase over $1.21 per share reported for fiscal 2008.
Commenting on the revised earnings expectations, President and Chief Executive Officer, Joe Rotunda, stated, “As we have moved through our June quarter, we have seen lower than anticipated levels of demand in our U.S. operations for our loan products and previously owned merchandise. The continuing depressed economic environment is having an effect on our business that is not consistent with traditional or expected patterns. The revenue impact of these lower levels of demand has caused us to be more conservative in our earnings expectations for the June quarter and the balance of the year. We are fortunate that during these economic times we continue to have earnings growth, strong cash flows and a sound balance sheet.”
EZCORP will report its fiscal third quarter earnings and discuss the quarter’s results and outlook more fully on a conference call scheduled for July 23, 2009 at 3:30 pm Central time.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of March 31, 2009, EZCORP operated a total of 898 locations in the U.S. and Mexico consisting of 371 U.S. pawnshops, 45 pawnshops in Mexico and 482 U.S. signature loan stores.

This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for the current and future periods, including expected future earnings. These statements are based on the Company’s current expectations. Actual results may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, actions of third parties who offer services and products in the Company’s locations and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.